CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock	25,300,000	$31.89	$806,817,000	$93,752.14

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”). The price per share and aggregate offering price are based on the average of the high and low sale prices reported on the New York Stock Exchange for shares of the registrant on February 24, 2015.

(2)	Calculated in accordance with Rule 456(b) and 457(r) of the Securities Act.

Filed Pursuant to Rule 424(b)(5)
Registration File No. 333-198120

PROSPECTUS SUPPLEMENT

(to Prospectus Dated August 13, 2014)

22,000,000 Shares

Newfield Exploration Company

Common Stock

We are offering 22,000,000 shares of our common stock.

The underwriters have agreed to purchase the shares of common stock from us at a price of $32.24 per share, which will result in $709.3 million of net proceeds to us before expenses. The underwriters may offer the shares of common stock from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

Our common stock is listed on the New York Stock Exchange under the symbol “NFX.” On February 25, 2015, the last sale price of our common stock as reported on the New York Stock Exchange was $36.00 per share.

Investing in our common stock involves risks. Please read “Risk Factors” beginning on page S-11 of this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters also have the option to purchase up to an additional 3,300,000 shares from us on the same terms and conditions as set forth above within 30 days from the date of this prospectus supplement.

The underwriters expect to deliver the shares of common stock to purchasers in book-entry form only through The Depository Trust Company on or about March 3, 2015.

Sole Book-Running Manager

Credit Suisse

Co-Managers

J.P. Morgan	Goldman, Sachs & Co.
Tudor, Pickering, Holt & Co.	Wells Fargo Securities

The date of this prospectus supplement is February 26, 2015

You should rely only on the information incorporated by reference or provided in this prospectus supplement or in the accompanying prospectus or in a free writing prospectus provided by us. We have not, and the underwriters have not, authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer is not permitted.

You should not assume that the information contained in the documents incorporated by reference or provided in this prospectus supplement or in the accompanying prospectus is accurate as of any date other than the date of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

Prospectus Supplement

About This Prospectus Supplement	S-ii

Forward-Looking Statements	S-ii

Summary	S-1

Summary Reserve and Operating Data	S-8

Risk Factors	S-11

Use of Proceeds	S-13

Capitalization	S-14

Price Range of Common Stock	S-15

Dividend Policy	S-15

Material U.S. Federal Income Tax Considerations for Non-U.S. Holders	S-16

Underwriting	S-20

Where You Can Find More Information	S-24

Legal Matters	S-25

Experts	S-25

Glossary of Oil and Gas Terms	S-26

Prospectus

About This Prospectus	1

Where You Can Find More Information	1

Safe Harbor and Cautionary Statements	2

Newfield Exploration Company	3

Risk Factors	3

Use of Proceeds	3

Ratios of Earnings To Fixed Charges	4

Description of Debt Securities	5

Description of Common Stock and Preferred Stock	11

Plan of Distribution	14

Legal Opinions	16

Experts	16

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes our business and the specific terms of the offering. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the offering. If information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. You should carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated herein or therein by reference in their entirety. You should pay special attention to “Risk Factors” beginning on page S-11 of this prospectus supplement and on page 3 of the accompanying prospectus to determine whether an investment in our common stock is appropriate for you. For purposes of this prospectus supplement and the accompanying prospectus, unless otherwise indicated or the context otherwise requires, references to “Newfield,” “we,” “us,” “our” or the “Company” are to Newfield Exploration Company and its subsidiaries. Unless otherwise noted, capitalized terms used in this prospectus supplement have the same meanings as used in the accompanying prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts included in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein are forward-looking statements, including information relating to anticipated future events or results, such as planned capital expenditures, the availability and sources of capital resources to fund capital expenditures, estimates of reserves, projected production, estimates of operating costs, our commodity price outlook, planned exploratory or development drilling, projected cash flows and liquidity, business strategy and other plans and objectives for future operations. Forward-looking statements are typically identified by use of terms such as “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “potential” and similar expressions that convey the uncertainty of future events or outcomes. Although we believe that the expectations reflected in such forward-looking statements are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including:

•	fluctuations in oil, natural gas and natural gas liquids (NGL) prices;

•	the availability and volatility of the securities, capital or credit markets and the cost of capital to fund our operations and business strategies;

•	the accuracy of and fluctuations in our reserves estimates due to sustained low commodity prices, interest assumptions and other causes;

•	ability to develop existing reserves or acquire new reserves;

•	the timing and our success in discovering, producing and estimating reserves;

•	sustained decline in commodity prices could result in writedown of assets;

•	operating hazards inherent in the exploration for and production of oil and natural gas;

•	general economic, financial, industry or business trends or conditions;

•	the impact of, and changes in, legislation, law and governmental regulations, including those related to hydraulic fracturing, climate change and over-the-counter derivatives;

S-ii

•	land, legal, regulatory, and ownership complexities inherent in the U.S. oil and gas industry;

•	the impact of regulatory approvals;

•	the ability and willingness of current or potential lenders, derivative contract counterparties, customers and working interest owners to fulfill their obligations to us or to enter into transactions with us in the future on terms that are acceptable to us;

•	the prices and quantities of commodities reflected in our commodity derivative arrangements as compared to the actual prices or quantities of commodities we produce or use;

•	the volatility and liquidity in the commodity futures and commodity and financial derivatives markets;

•	drilling risks and results;

•	the prices and availability of goods and services;

•	the cost and availability of drilling rigs and other support services;

•	global events that may impact our domestic and international operating contracts, markets and prices;

•	labor conditions;

•	weather conditions;

•	environmental liabilities that are not covered by an effective indemnity or insurance;

•	competitive conditions;

•	terrorism or civil or political unrest in a region or country;

•	our ability to monetize non-strategic assets, pay debt and the impact of changes in our investment ratings;

•	electronic, cyber or physical security breaches;

•	changes in tax rates;

•	inflation rates;

•	financial counterparty risk;

•	the effect of worldwide energy conservation measures;

•	the price and availability of, and demand for, competing energy sources;

•	the availability (or lack thereof) of acquisition, disposition or combination opportunities; and

•	the other factors affecting our business described in “Risk Factors” in our Annual Report on Form 10-K, which is incorporated by reference in this prospectus supplement.

Should one or more of the risks described above occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein, as well as all other written and oral forward-looking statements attributable to us

S-iii

or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements contained in this section and elsewhere in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein. These factors are not necessarily all of the important factors that could affect us and the information contained in this prospectus supplement and the documents incorporated by reference into this prospectus supplement identify additional factors that could affect our operating results and performance. Use caution and common sense when considering these forward-looking statements. Unless securities laws require us to do so, we do not undertake any obligation to publicly correct or update any forward-looking statements whether as a result of changes in internal estimates or expectations, new information, subsequent events or circumstances or otherwise.

S-iv

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement or the accompanying prospectus or in documents incorporated by reference herein or therein. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein in their entirety for a better understanding of the offering. You should read “Risk Factors” beginning on page S-11 of this prospectus supplement and on page 3 of the accompanying prospectus for more information about important factors that you should consider before investing in our common stock in the offering.

Newfield Exploration Company

Newfield Exploration Company is an independent energy company engaged in the exploration, development and production of crude oil, natural gas and natural gas liquids. We are a Delaware corporation, incorporated in 1988, that has been publicly traded on the New York Stock Exchange (the “NYSE”) since 1993 and included in the S&P 500 Index since 2010.

•	Our focus is on select, U.S. onshore, liquids-rich basins characterized by multiple, stacked geologic horizons.

•	We believe we have established a multi-year, oil and liquids-rich drilling inventory and have identified approximately 14,000 gross potential locations across our domestic leasehold as of year-end 2014.

•	Our most significant growth area over the past several years is the Anadarko Basin of Oklahoma, where we have nearly 300,000 net acres. At year-end 2014, this region comprised 28% of our proved reserves and over the fourth quarter of 2014, produced approximately 40% of our average production.

•	Since 2012, we have increased production, reserves and discretionary cash flow at compound average growth rates of 21%, 12% and 39%, respectively, when adjusted for asset sales(1).

Our principal areas of operation are oil and liquids-rich resource plays in the Mid-Continent, Rocky Mountains and onshore Gulf Coast regions of the United States. In addition, we have offshore oil developments in China. Important characteristics about our 2014 year-end proved reserves and production include:

•	645 MMBOE year-end 2014 proved reserves, of which, approximately 96% were located onshore United States, 58% were liquids and 52% were proved developed;

•	$8.8 billion of pre-tax present value (discounted at 10%) (“PV-10”) of proved reserves at year-end 2014(2); and

•	138 MBOEPD of average daily production in the fourth quarter of 2014 (60% liquids).

(1)	Discretionary cash flow, which we define as net cash provided by operating activities before changes in working capital, and certain adjustments for asset sales, may be considered non-GAAP financial measures by the SEC. Please read “—Summary Reserve and Operating Data—Adjustments for Asset Sales.”
(2)	PV-10 (as defined) is considered a non-GAAP financial measure by the SEC. Please read “—Summary Reserve and Operating Data” for a reconciliation to the nearest comparable GAAP measure.

The table below provides a summary of selected information regarding our U.S. properties and our gross identified potential drilling locations as of December 31, 2014:

	As of December 31, 2014
Domestic Areas	Net Acres	Proved Reserves (MMBOE)	Gross Identified Potential Locations(1)
Anadarko Basin horizontal	295,000	181	5,446
Uinta Basin horizontal	65,000	48	2,242
Uinta Basin conventional	160,000	163	2,929
Williston Basin horizontal	40,000	69	460
Arkoma Basin horizontal	146,000	113	2,727
Other	553,000	48	270

Total	1,259,000	622	14,074

(1)	The drilling locations and resource recovered will depend on the availability of capital, regulatory approvals, commodity prices, costs, actual drilling results and other factors. Any drilling activities we are able to conduct on these identified locations may not be successful and may not result in our adding additional volumes to our existing proved reserves. The total includes locations attributable to our proved, probable and possible reserves as well as our unproven properties.

Our 2014 Highlights

During 2014, Newfield successfully executed on several operational and financial initiatives. Our stock was the number two performing exploration and production company stock in both the S&P 500 Index and the Philadelphia Stock Exchange SIG Oil Exploration & Production Index based on stock price appreciation, excluding dividends. Highlights from the year include:

•	14% year-over-year increase in total proved reserves to 645 MMBOE (when adjusted for 2014 asset sales of 49 MMBOE);

•	18% increase in total PV-10 to $8.8 billion as compared to year-end 2013 (when adjusted for $608 million of asset sales on a PV-10 basis(1));

•	29% year-over-year increase in daily production to 125 MBOEPD(2) (when adjusted for asset sales comprising 36 MBOEPD);

•	Average fourth quarter 2014 daily production increased in the Anadarko Basin to approximately 54 MBOEPD;

•	7% decrease in average domestic lease operating expenses, on a per barrel basis as compared to 2013;

•	Approximately $1.5 billion of non-strategic asset divestments during 2014, with proceeds used to fund a portion of our 2014 capital expenditures and redeem $600 million of 7 1⁄8% Senior Subordinated Notes due 2018;

•	Proactively mitigated commodity price exposure before crude oil and natural gas prices declined significantly in the third and fourth quarter of 2014, and, as a result, have a derivatives portfolio valued at approximately $800 million as of February 20, 2015; and

•	Commenced production in our oil development field, LF7-2, located offshore China.

(1)	PV-10 (as defined) is considered a non-GAAP financial measure by the SEC. Please read “—Summary Reserve and Operating Data” for a reconciliation to the nearest comparable GAAP measure.
(2)	Includes 8.5 Bcf (3.9 MBOEPD) of natural gas produced and consumed in operations.

Our Strategy

Our primary, long-term goal is to deliver stockholder value through consistent growth of cash flow, production and reserves. Over the past several years, we have refined our asset base and focused our investments on oil and liquids rich resource plays in the United States. Key components of our business strategy include:

•	focusing on organic opportunities through disciplined capital investments;

•	continuously improving operations and returns;

•	preserving a strong and flexible capital structure;

•	maintaining a diverse asset base with ongoing portfolio management;

•	executing select, strategic acquisitions and divestitures; and

•	attracting and retaining quality employees who are aligned with stockholders’ interests.

Our 2015 Outlook

Until the last six months, crude oil prices have been reasonably stable, with NYMEX WTI averaging approximately $95 per barrel over the past four years. During this time period, relatively easy access to low-cost capital and advances in horizontal drilling and fracture stimulations led to significant growth in U.S. oil supply. U.S. production in October 2014 surpassed 9 million barrels a day, a level not seen since the mid-1980s. As a result of increased U.S. production as well as other global supply and demand factors, crude oil prices declined by nearly 50% during the fourth quarter of 2014. As of February 20, 2015, NYMEX WTI was approximately $50 per barrel and the three-year forward curve for NYMEX WTI was $61.37 per barrel. In light of the foregoing, most exploration and production companies, including Newfield, have announced, or are expected to announce, significant reductions in capital spending and drilling programs.

Given the uncertainty regarding the timing and magnitude of a recovery of crude oil prices, we have reduced planned capital spending in 2015 by approximately 40% compared to 2014 levels, to $1.2 billion (excluding approximately $120 million of expected capitalized interest and direct internal costs). At this investment level, we expect capital expenditures and cash flows for 2015 to be relatively balanced.

In light of the current market, our primary goals during the next 12 months include:

•	preserving liquidity and financial strength;

•	limiting new borrowings and balancing capital investments with cash flows;

•	high-grading investments based on rates of return;

•	implementing a plan to reduce gross general and administrative expenses by 10% to 15%; and

•	implementing a plan to reduce domestic per unit lease operating costs by approximately 5% to 15%.

Our 2015 domestic production, at the mid-point, is expected to be about 48.5 MMBOE, up 8% when adjusted for asset sales during 2014. Including oil production from our recent Pearl development, offshore China, our total company production is expected to increase 18% year-over-year, adjusted for asset sales during 2014.

Our estimated 2015 capital expenditure budget for our strategic plays and our estimated 2015 production by business unit are shown below:

We are planning to reduce our activity levels in lower-return “held-by-production” areas across our portfolio, allowing for increased investment in the higher-return Anadarko Basin of Oklahoma. Approximately 70% of our planned capital investments in 2015 will be allocated to the Anadarko Basin, which is characterized by resilient economics at lower prices and a deep inventory of drilling opportunities in the SCOOP, STACK and Springer plays. We expect the ongoing reduction of service costs to further enhance returns in these plays. As such, we have elected to significantly slow down our investments in the Uinta Basin, Williston Basin and Eagle Ford plays.

We currently expect to fund 2015 investments through cash flows from operations (inclusive of realized derivative contract gains and losses) and borrowings under our credit facility, as needed. At year-end 2014, more than 85% of our expected 2015 domestic crude oil production was subject to derivative instruments intended to manage the variability associated with future changes in commodity prices.

Our Properties

We have strategically focused on onshore resource plays in the United States. Our domestic plays represent approximately 96% of our proved reserves at year-end 2014. The remaining 4% of our proved reserves are attributable to our offshore developments in China.

Mid-Continent

Approximately 46% of our proved reserves are located in our Mid-Continent region. Our assets are comprised of more than 400,000 net acres in the Anadarko and Arkoma basins where we have over a decade of experience developing the Woodford Shale.

Anadarko Basin.  We have about 300,000 net acres in the Anadarko Basin. As of December 31, 2014, we had drilled approximately 138 wells in the Anadarko Basin, with wells yielding high volumes of oil and natural gas liquids. Our average net production in the fourth quarter of 2014 was approximately 54,000 BOEPD (27% oil and 34% NGLs), an increase of 118% compared to the fourth quarter of 2013.

Arkoma Basin.  We have significant dry gas production from the Arkoma Basin. The area represents approximately 18% of our total consolidated proved reserves. Our investment levels in this area have been significantly curtailed due to low natural gas prices over the past several years. As of December 31, 2014, we had approximately 146,000 net acres in the Arkoma Basin and our net production for the fourth quarter of 2014 was approximately 18,000 BOEPD (99% dry gas). Substantially all of our acreage in this region is held by production.

Rocky Mountains

Approximately 43% of our proved reserves at year end 2014 are located in the Rocky Mountains region. We are assessing and developing our Rocky Mountains region, which is comprised of more than 250,000 net acres in the Williston Basin of North Dakota and Montana as well as the Uinta Basin of Utah. Our assets are primarily oil and are characterized by long-lived production.

Williston Basin.  We have approximately 92,000 net acres in the Williston Basin, of which approximately 40,000 acres are being developed in the Bakken and Three Forks plays of North Dakota. Our activities are currently focused on development and we are drilling multi-well pads with lateral lengths as long as 10,000 feet. Fourth quarter 2014 net production averaged approximately 20,000 BOEPD (74% oil and 10% NGLs), representing an increase of 47% compared to the fourth quarter of 2013.

Uinta Basin.  We have approximately 225,000 net acres in the Uinta Basin, and our operations can be divided into two areas: the Greater Monument Butte Unit (the “GMBU”) waterflood and an area to the north and adjacent to the GMBU that we refer to as the Central Basin. Our net production from the Uinta Basin during the fourth quarter of 2014 averaged approximately 25,000 BOEPD (78% oil and 3% NGLs). As of December 31, 2014, we have drilled a combination of 83 vertical and horizontal wells in the Central Basin to hold our acreage. Overall production in the Uinta Basin grew 11% in the fourth quarter of 2014 compared to the fourth quarter of 2013.

Onshore Gulf Coast

About 7% of our proved reserves are located in the onshore Gulf Coast region. We have approximately 25,000 net acres currently in development, most of which are located primarily in Dimmit and Atascosa counties in Texas. Our acreage in the Eagle Ford play produced approximately 11,000 BOEPD (52% oil and 24% NGLs) during the fourth quarter of 2014.

China

Approximately 23 MMBOE, or 4%, of our proved reserves are located in China. Our Pearl facility, located in the South China Sea, is currently producing oil from three wells. An additional four wells are planned that will require net capital investments in 2015 of approximately $40 million. The Pearl facility is expected to reach peak production by mid-2015. Previously, our China assets were included in discontinued operations as they were being marketed for sale. In December 2014, after not being able to obtain an acceptable offer for our China business due to the substantial decline in commodity prices, we decided to retain the assets. Accordingly, the China business was reclassified to continuing operations during the fourth quarter of 2014.

Other

Over the last several years, we slowed our activities in our conventional natural gas plays and have sold numerous non-strategic assets. As of December 31, 2014, our conventional onshore plays in Texas produced approximately 5,700 BOEPD, consisting of 200 BOPD of oil, 300 BOEPD of NGLs and 31 MMcf/d of natural gas. We expect our production in these conventional plays to continue to experience natural declines in 2015 due to limited investment.

Divestitures

Over the last three years, we have divested over $2.1 billion of non-strategic assets in order to re-align our strategic focus toward liquids-rich resource plays in the United States, reduce overall debt and enhance liquidity. In conjunction with our continued portfolio management strategy, we sold or closed the sale of certain assets in 2014 as described below.

Granite Wash.  In September 2014, we closed on the sale of our Granite Wash assets, located primarily in Texas, for approximately $588 million (subject to customary purchase price adjustments). We used proceeds from the Granite Wash sale to repay outstanding debt.

Malaysia.  In February 2014, Newfield International Holdings, Inc., a wholly-owned subsidiary of the Company, closed the sale of our Malaysia business to SapuraKencana Petroleum Berhad, a Malaysian public company, for $898 million. We used proceeds from the sale of our Malaysia business to fund capital expenditures during 2014.

Recent Developments

Credit Facility Amendment

We are currently in the process of amending our credit facility to extend the maturity from June 2018 to June 2020 and increase the total borrowing capacity from $1.4 billion to $1.8 billion, which amount could decrease or increase depending on lenders’ commitments. We currently anticipate closing the amendment during the first half of March 2015. As of February 20, 2015, we had approximately $610 million of borrowings outstanding under our credit facility, approximately $85 million outstanding under our money market lines of credit and a remaining total borrowing capacity of approximately $900 million.

Potential Debt Financings

Consistent with our strategy of preserving our liquidity and financial strength, we intend to monitor conditions in the debt capital markets and may determine to engage in a debt financing transaction in the near future. If we were to access the debt capital markets, we would expect to use the proceeds to redeem the outstanding $700 million of our 6 7⁄8% Senior Subordinated Notes due 2020. If we incur additional indebtedness, and do not use the proceeds to repay existing indebtedness, our overall level of indebtedness would increase as a result of such transaction. We cannot predict with certainty the timing, amount and terms of any future incurrences of debt or reductions in debt.

Corporate Information

Our corporate headquarters are located at 4 Waterway Square Place, Suite 100, The Woodlands, Texas 77380, and our telephone number is (281) 210-5100. Through our website, www.newfield.com, you can access electronic copies of our governing documents free of charge, including our Board of Directors’ Corporate Governance Guidelines and the charters of the committees of our Board of Directors. In addition, through our website, you can access the documents we file with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and all amendments thereto, as soon as reasonably practicable after we file or furnish them. You also may request printed copies of our SEC filings or governance documents, free of charge, by writing to our corporate secretary at the address on the cover of this report. Information contained on our website is not incorporated herein by reference and should not be considered part of this prospectus supplement or the accompanying prospectus.

The Offering

Issuer	Newfield Exploration Company.

Shares of common stock offered	22,000,000 shares.

Option to purchase additional shares	The underwriters also have the option to purchase up to an additional 3,300,000 shares from us on the same terms and conditions within 30 days from the date of this prospectus supplement.

Shares of common stock outstanding following this offering(1)	159,387,180 shares (162,687,180 shares if the underwriters exercise their option to purchase additional shares in full).

Use of proceeds	We expect to receive net proceeds from the offering of approximately $708.5 million (or approximately $814.9 million if the underwriters exercise their option to purchase additional shares in full) after deducting the estimated offering expenses. We intend to use the net proceeds of this offering (including any amounts received from the exercise of the underwriters’ option to purchase additional shares) to repay amounts outstanding under our credit facility and money market lines of credit, with any remainder being used for general corporate purposes. Please read “Use of Proceeds” in this prospectus supplement.

Affiliates of certain of the underwriters are lenders under our credit facility and money market lines of credit and as such will receive their pro rata share of the amounts used from the net proceeds to repay such indebtedness. Please read “Underwriting.”

Conflicts of interest	Affiliates of certain of the underwriters are lenders under our credit facility and money market lines of credit. Because a portion of the net proceeds from this offering will be used to repay such indebtedness, we expect that more than 5% of the net proceeds will be directed to one or more of such underwriters (or their affiliates), which would be considered a “conflict of interest” under Financial Regulatory Authority, Inc. (“FINRA”) Rule 5121. As such, this offering is being conducted in accordance with FINRA Rule 5121. Please read “Underwriting.”

Risk factors	An investment in our common stock involves certain risks that you should carefully evaluate prior to making an investment. Please read “Risk Factors” beginning on page S-11 of this prospectus supplement and on page 3 of the accompanying prospectus.

NYSE symbol	NFX.

(1)	Based on 137,387,180 shares outstanding as of February 20, 2015.

Unless we indicate otherwise or the context otherwise requires, all of the information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares and does not reflect as of February 20, 2015: (i) outstanding options to purchase 240,440 shares of our common stock held by our officers and employees at a weighted average exercise price of $46.97 per share; (ii) outstanding unvested restricted stock units equal to 3,225,429 shares of our common stock held by our officers and employees; or (iii) 1,416,344 shares of common stock available for issuance under our 2011 Omnibus Stock Plan.

SUMMARY RESERVE AND OPERATING DATA

The following table sets forth certain information with respect to our historical proved reserves as of December 31, 2014. All reserve information in this prospectus supplement is based on estimates prepared by our internal petroleum engineering staff and is the responsibility of management. The reserve volumes and values were determined using the methods prescribed by the SEC.

	As of December 31, 2014
	Oil and Condensate (MMBbls)	Natural Gas (Bcf)	NGLs (MMBbls)	Total
Proved Developed Reserves:
Domestic	135	938	38	329
China	9	—	—	9

Total Proved Developed	144	938	38	338

Proved Undeveloped Reserves:
Domestic	143	669	38	293
China	14	—	—	14

Total Proved Undeveloped	157	669	38	307

Total Proved Reserves	301	1607	76	645

Our total proved reserve PV-10 as of December 31, 2014 increased by 18% to $8.8 billion(1) as compared to year-end 2013 (when adjusted for $608 million of assets sales on a PV-10 basis).

(1)	PV-10 is a non-GAAP financial measure and generally differs from the standardized measure of discounted future net cash flows (the most directly comparable measure calculated and presented under U.S. generally accepted accounting principles), because it does not include the effects of income taxes on future net revenues. Neither PV-10 nor the standardized measure represents an estimate of the fair market value of our crude oil and natural gas properties. We and others in the oil and natural gas industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies without regard to the specific income tax characteristics of such entities. The table below reconciles the PV-10 value of our reserves to the standardized measure.

	Domestic	China	Total
	(in millions)
Proved reserve PV-10 value	$7,723	$1,064	$8,787
Present value of future income tax expense	2,393	182	2,575

Standardized measure of discounted future net cash flows	$5,330	$882	$6,212

Adjustments for Asset Sales

We have presented certain growth figures net of our assets sales (other than certain immaterial sales), including production, proved reserves and operating cash flow. The following tables reflect the impact of asset sales on those growth figures. We believe that by excluding the effects of asset sales when measuring growth, the resulting figures better reflect, and provide a more meaningful representation of, the performance of our current business and core assets.

Production	Year ended December 31, 2012	Year ended December 31, 2013				Year ended December 31, 2014
	Total Oil Equivalents (MMBOE)	Crude Oil and Condensate (MMBbls)	NGLs (MMBbls)	Natural Gas (Bcf)	Total Oil Equivalents (MMBOE)	Crude Oil and Condensate (MMBbls)	NGLs (MMBbls)	Natural Gas (Bcf)	Total Oil Equivalents (MMBOE)
Production - continuing operations	40.6	14.9	5.2	124.0	40.7	19.0	8.2	126.6	48.4
Production - discontinued operations	9.3	7.6	—	—	7.6	0.8	—	—	0.8

Total consolidated production	49.9	22.5	5.2	124.0	48.3	19.8	8.2	126.6	49.2
Less: production attributable to assets sold:
Gulf of Mexico	2.4	—	—	—	—	—	—	—	—
Granite Wash	7.3	0.8	1.5	19.8	5.6	0.3	0.8	10.6	2.9
Malaysia - discontinued operation	9.3	7.5	—	0.5	7.6	0.8	—	—	0.8

Total production attributable to assets sold	19.0	8.3	1.5	20.3	13.2	1.1	0.8	10.6	3.7

Consolidated production net of production attributable to assets sold	30.9	14.2	3.7	103.7	35.2	18.7	7.4	116.0	45.5

Domestic		14.2	5.2	124.0	40.0	18.5	8.2	126.6	47.9
China		0.7			0.7	0.5			0.5

Total continuing operations		14.9	5.2	124.0	40.7	19.0	8.2	126.6	48.4

	Year ended December 31,
Domestic production (MMBOE)	2013	2014

Domestic production	40.0	47.9
Less: production attributable to assets sold:
Gulf of Mexico	—	—
Granite Wash	5.6	2.9

Total production attributable to assets sold	5.6	2.9

Domestic production net of production attributable to assets sold	34.4	45.0

	As of December 31
Proved Reserves	2012	2013				2014
	Total Oil Equivalents (MMBOE)	Crude Oil and Condensate (MMBbls)	NGLs (MMBbls)	Natural Gas (Bcf)	Total Oil Equivalents (MMBOE)	Crude Oil and Condensate (MMBbls)	NGLs (MMBbls)	Natural Gas (Bcf)	Total Oil Equivalents (MMBOE)
Proved oil and gas reserves, before adjustment for asset sales	566	270	68	1,648	612	301	76	1,607	645
Less: proved oil and reserves attributable to assets sold:
Gulf of Mexico	—	—	—	—	—	—	—	—	—
Malaysia	15	11	—	—	11	—	—	—	—
Granite Wash	40	2	9	160	38	—	—	—	—
Total proved oil and gas reserves attributable to assets sold	55	13	9	160	49	—	—	—	—
Proved oil and gas reserves, net of reserves attributable to assets sold	512	257	59	1,488	563	301	76	1,607	645

	Year ended December 31,
	2012	2013	2014
	(in millions)
Reconciliation of net cash provided by operating activities to discretionary cash flow net of asset sales:
Net cash provided by operating activities	$1,147	$1,445	$1,387
Less: operating cash flow attributable to assets sold
Gulf of Mexico	61	—	(2)
Malaysia	459	331	43
Granite Wash	178	150	76

Total operating cash flow attributable to assets sold	699	481	117

Net cash provided by operating activities, net of operating cash flows attributable to sold assets	448	964	1,270
Net change in working capital	182	(11)	(48)

Discretionary cash flow, net of assets sold	$630	$953	$1,222

	Year ended December 31,
	2012	2013	2014
	(in millions)
Reconciliation of standardized measure of discounted future net cash flows to PV-10 value (before tax) and after asset sales:
Standardized measure of discounted future net cash flows	$4,436	$5,833	$6,212
Present value of future income tax expense	1,423	2,242	2,575

PV-10 value (before tax) - before adjustment for asset sales	5,859	8,075	8,787
Less: PV-10 value attributable to assets sold
Gulf of Mexico	—	—	—
Malaysia	474	303	—
Granite Wash	294	305	—

Total PV-10 value attributable to assets sold	768	608	—

PV-10 value (before tax), net of PV-10 value attributable to assets sold	$5,091	$7,467	$8,787

RISK FACTORS

Please refer to “Risk Factors” and other discussions in our Annual Report on Form 10-K for the year ended December 31, 2014 and our other filings with the SEC, which are incorporated by reference herein, for a description of important risks and uncertainties associated with our business and an investment in our securities, including the common stock offered by this prospectus supplement. The following are risk factors specific to an investment in our common stock.

Risks Related to this Offering and Our Common Stock

The market price of our common stock has fluctuated substantially in the past and is likely to fluctuate in the future as a result of a number of factors.

The market price of our common stock has historically experienced and may continue to experience volatility. For example, during 2014, the market price of our common stock ranged between $45.43 and $22.90. Such fluctuations may continue because of numerous factors, including:

•	domestic and worldwide supply of and demand for oil, natural gas and NGL and corresponding fluctuations in the price of oil, natural gas and NGLs;

•	quarterly fluctuations in our operating results and those of our competitors;

•	changes in stock market analysts’ estimates of our future performance and the future performance of our competitors;

•	sales of a high volume of shares of our common stock by our stockholders;

•	events affecting other companies that the market deems comparable to us;

•	general conditions in our industry; and

•	general economic conditions in the United States and other areas.

In particular, our stock price fell dramatically in the second half of 2014 due to the steep decline in crude oil prices and a corresponding decline in natural gas prices. Our financial position, our cash flows, our results of operations and our stock price could be materially adversely affected if commodity prices do not improve or decline further. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance. Our stock price may experience extreme volatility due to uncertainty regarding commodity prices. These market fluctuations, regardless of the cause, may materially and adversely affect our stock price, regardless of our operating results.

Our certificate of incorporation, bylaws, some of our arrangements with employees and Delaware law contain provisions that could discourage an acquisition or change of control of us.

Our certificate of incorporation and bylaws contain provisions that may make it more difficult to affect a change of control, to acquire us or to replace incumbent management. In addition, our change of control severance plan, change of control severance agreements with certain officers and our omnibus stock plans contain provisions that provide for severance payments and accelerated vesting of benefits, including accelerated vesting of restricted stock, restricted stock units and stock options, upon a change of control. Section 203 of the Delaware General Corporation Law also imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. These provisions could discourage or prevent a change of control, even if it may be beneficial to our stockholders, or could reduce the price our stockholders receive in an acquisition of us.

The availability of our common stock for sale in the future could reduce the market price of our common stock.

Except as described herein under “Underwriting,” we are not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. In the future, we may sell additional shares of our common stock to raise capital or acquire interests in other companies by using a combination of cash and our common stock or just our common stock. Any of these events may dilute your ownership interest in our Company and have an adverse impact on the price of our common stock. Sales of a substantial number of shares of our common stock could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock, or the perception that these sales may occur, or other equity-related securities would have on the market price of our common stock.

Purchasers in this offering will experience immediate dilution. If you purchase shares of common stock in this offering, you will pay more for your shares than the per share book value as of December 31, 2014.

We do not intend to pay, and the covenants contained in our credit facility and the indentures governing our senior unsecured notes could restrict our ability to pay, dividends on our common stock and, consequently, our stockholders’ only opportunity to achieve a return on their investment is if the price of our stock appreciates.

We have not paid any cash dividends on our common stock and do not intend to do so in the foreseeable future. We intend to retain earnings for the future operation and development of our business. The covenants contained in our credit facility and the indentures governing our senior unsecured notes could restrict our ability to pay cash dividends. Consequently, our stockholders’ only opportunity to achieve a return on its investment in us will be if the market price of our common stock appreciates as compared to the stockholder’s purchase price of our shares, which may not occur, and the stockholder sells its shares at a profit. There is no guarantee that the price of our common stock will ever exceed the price that a stockholder paid.

USE OF PROCEEDS

We expect to receive net proceeds from the offering of approximately $708.5 million (or approximately $814.9 million if the underwriters exercise their option to purchase additional shares in full) after deducting the estimated offering expenses. We intend to use the net proceeds of this offering (including any amounts received from the exercise of the underwriters’ option to purchase additional shares) to repay amounts outstanding under our credit facility and money market lines of credit, with any remainder being used for general corporate purposes.

As of February 20, 2015, we had outstanding borrowings of $610 million and available borrowing capacity of approximately $790 million under our revolving credit facility. Borrowings under our revolving credit facility bore interest at a weighted average rate of approximately 2.11% per annum. Following the expected amendment to our credit facility, it will mature in June 2020. In addition, as of February 20, 2015, we had outstanding borrowings under our money market lines of credit of $85 million and available borrowing capacity of approximately $110 million. Borrowings under our money market lines of credit bore interest at a weighted average rate of approximately 1.25% per annum.

Affiliates of certain of the underwriters are lenders under our credit facility and money market lines of credit and as such will receive their pro rata share of the amounts used from the net proceeds to repay such indebtedness. Please read “Underwriting.”

CAPITALIZATION

The following table sets forth as of December 31, 2014, our cash and cash equivalents and our capitalization on:

•	an actual basis; and

•	an as adjusted basis to give effect to the issuance and sale of our common stock offered hereby and the application of the net proceeds therefrom (assuming no exercise of the underwriters’ option to purchase additional shares) to repay amounts outstanding under our credit facility and money market lines of credit.

	As of December 31, 2014
	Actual	As Adjusted
(dollars in millions)

Cash and cash equivalents(1)	$14	$276

Debt:
Revolving credit facility(2)	345	—
Money market lines of credit(3)	101	—

Total credit arrangements	446	—
5 3⁄4% senior notes due 2022	750	750
5 5⁄8% senior notes due 2024	1,000	1,000
6 7⁄8% senior subordinated notes due 2020	700	700
Discount on notes	(4)	(4)

Total long-term debt	$2,892	$2,446

Stockholders’ equity:
Preferred stock ($0.01 par value; 5,000,000 shares authorized; no shares issued and outstanding)	—	—
Common stock ($0.01 par value; 200,000,000 shares authorized; 137,387,180 shares issued and outstanding actual; 159,387,180 shares issued and outstanding as adjusted)	1	2
Additional paid-in capital	1,576	2,285
Treasury stock (at cost; 275,069 shares)	(10)	(10)
Accumulated other comprehensive gain (loss)	(1)	(1)
Retained earnings	2,327	2,327

Total stockholders’ equity	3,893	4,603

Total capitalization	$6,785	$7,049

(1)	A portion of the amounts included in as adjusted cash and cash equivalents will be used to repay borrowings that were incurred subsequent to December 31, 2014, as described under “Use of Proceeds.”
(2)	As of February 20, 2015, we had approximately $610 million of borrowings outstanding under our credit facility.
(3)	As of February 20, 2015, we had approximately $85 million of borrowings outstanding under our money market lines of credit. Because we have the ability and intent to use our available credit facility capacity to repay borrowings under our money market lines of credit as of the indicated dates, amounts outstanding under these obligations are classified as long term.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the NYSE under the symbol “NFX.” The following table shows, for the periods indicated, the high and low reported sale prices for our common stock, as reported on the NYSE.

Sales Price
	High	Low
2013:
First quarter	$ 30.50	$ 22.14
Second quarter	$ 25.73	$ 19.57
Third quarter	$ 28.41	$ 22.71
Fourth quarter	$ 32.55	$ 22.79
2014:
First quarter	$ 31.75	$ 23.57
Second quarter	$ 44.26	$ 30.94
Third quarter	$ 45.43	$ 36.97
Fourth quarter	$ 37.49	$ 22.90
2015:
First quarter (through February 25, 2015)	$ 36.26	$ 22.31

On February 25, 2015, the last sales price of our common stock as reported on the NYSE was $36.00 per share.

As of February 20, 2015, there were approximately 1,526 holders of record of our common stock.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock and do not intend to do so in the foreseeable future. We intend to retain earnings for the future operation and development of our business. Any future cash dividends to holders of our common stock would depend on future earnings, capital requirements, our financial condition and other factors determined by our Board of Directors. Covenants contained in our credit facility and the indentures governing our debt securities could restrict the payment of dividends on our common stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax considerations related to the purchase, ownership and disposition of our common stock by a non-U.S. holder (as defined below), that holds our common stock as a “capital asset” (generally property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	dealers in securities or foreign currencies;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	certain former citizens or long-term residents of the United States; and

•	persons that hold our common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

PROSPECTIVE INVESTORS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE AND GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Non-U.S. Holder Defined

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our common stock that is not for U.S. federal income tax purposes a partnership or any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (i) whose administration is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities treated as partnerships for U.S. federal income tax purposes) considering the purchase of our common stock to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our common stock by such partnership.

Distributions

We do not expect to pay any distributions on our common stock in the foreseeable future. However, in the event we do make distributions of cash or other property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. See “—Gain on Disposition of Common Stock.” Any distribution made to a non-U.S. holder on our common stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. holder is a non-U.S. corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items).

Gain on Disposition of Common Stock

Subject to the discussion below under “—Additional Withholding Requirements under FATCA,” a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•	the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•	the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•	our common stock constitutes a U.S. real property interest by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A non-U.S. holder whose gain is described in the second bullet point above generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. If the non-U.S. holder is a corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items) which will include such gain.

Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Because of the oil and natural gas properties and other real property assets we own, we believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, as long as our common stock continues to be regularly traded on an established securities market, only a non-U.S. holder that actually or constructively owns or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the common stock, more than 5% of our common stock will be taxable on gain recognized on the disposition of our common stock as a result of our status as a USRPHC. If our common stock ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the relevant disposition occurred, all non-U.S. holders generally would be subject to U.S. federal income tax on a taxable disposition of our common stock, and a 10% withholding tax would apply to the gross proceeds from the sale of our common stock by such non-U.S. holders.

Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock.

Backup Withholding and Information Reporting

Any dividends paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8.

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our common stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends paid on our common stock and on the gross proceeds from a disposition of our common stock (if such disposition occurs after December 31, 2016), in each case if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification (generally on an IRS Form W-8BEN-E) identifying the direct and indirect substantial United States owners of the entity, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.

The rules under FATCA are new and complex. You are encouraged to consult with your own tax advisor regarding the implications of FATCA on an investment in our common stock.

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

UNDERWRITING

Credit Suisse Securities (USA) LLC is acting as the sole book-running manager and representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC	17,982,800
J.P. Morgan Securities LLC	1,722,600
Goldman, Sachs & Co.	1,146,200
Tudor, Pickering, Holt & Co. Securities, Inc.	574,200
Wells Fargo Securities, LLC	574,200

Total	22,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriter of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters may receive from purchasers of the common stock normal brokerage commissions in amounts agreed with such purchasers. The underwriters may offer the common stock from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. In connection with the sale of the common stock offered hereby, the underwriters may be deemed to have received compensation in the form of underwriting discounts. The underwriters may effect such transactions by selling common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or purchasers of common stock for whom they may act as agents or to whom they may sell as principal.

The expenses of the offering, excluding underwriting discounts, are estimated at $800,000 and are payable by us.

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 3,300,000 additional shares on the same terms and conditions as set forth above.

No Sales of Similar Securities

We, our executive officers and directors have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 90 days after the date of this prospectus without first obtaining the written consent of the representative. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. Notwithstanding the above, this lock-up provision will not apply to us with respect to, among other things, (i) the common stock offered hereby, (ii) any shares of our common stock issued by us upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof, (iii) any shares of our common stock issued or options to purchase our common stock granted pursuant to existing employee benefit plans and (iv) any shares of our common stock issued pursuant to any non-employee director stock plan or dividend reinvestment plan. Notwithstanding the above, this lock-up provision will not apply to our directors and officers with respect to, among other things, and subject to certain additional limitations, bona fide gifts and transfers to any trust for the direct or indirect benefit of our directors and officers or the immediate family of our directors and officers.

NYSE Listing

The shares are listed on the NYSE under the symbol “NFX.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriter and selling group members from bidding for and purchasing our common stock. However, the representative may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than it is required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Conflicts of Interest

As described in “Use of Proceeds,” we will use a portion of the net proceeds of this offering to repay amounts outstanding under our credit facility and money market lines of credit. Because of the manner in which the proceeds will be used, the offering will be conducted in accordance with FINRA Rule 5121. In accordance with that rule, no “qualified independent underwriter” is required, because a bona fide public market exists in the shares, as that term is defined in the rule.

Other Relationships

The underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, affiliates of J.P. Morgan Securities LLC, Goldman, Sachs & Co. and Wells Fargo Securities, LLC are lenders under our credit facility and money market lines of credit.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus supplement may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus supplement. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Residents of Canada

The securities may be sold only to purchasers purchasing as principal that are both “accredited investors” as defined in National Instrument 45-106 Prospectus and Registration Exemptions and “permitted clients” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from the prospectus requirements and in compliance with the registration requirements of applicable securities laws.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important business and financial information to you that is not included in or delivered with this prospectus supplement and the accompanying prospectus by referring you to publicly filed documents that contain the omitted information.

You may read and copy the information that we incorporate by reference in this prospectus supplement and the accompanying prospectus as well as other reports, proxy statements and other information that we file with the SEC at the public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. In addition, we are required to file electronic versions of those materials with the SEC through the SEC’s EDGAR system. The SEC maintains a web site at www.sec.gov that contains reports, proxy statements and other information that registrants, such as us, file electronically with the SEC.

The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information we later file with the SEC will automatically update and supersede earlier information. We incorporate by reference the following documents filed with the SEC by us and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering of our common stock has been completed (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act):

•	Our Annual Report on Form 10-K for the year ended December 31, 2014;

•	Our Current Reports on Form 8-K filed on January 14, 2015 and February 10, 2015; and

•	The description of our common stock contained in our registration statement on Form 8-A filed on November 4, 1993, as updated by Exhibit 99.1 to our Form S-3 registration statement filed on August 10, 2011.

You may also request a copy of the information we incorporate by reference in this prospectus supplement and the accompanying prospectus (other than exhibits, unless the exhibits are specifically incorporated by reference) at no cost by writing or telephoning us at Newfield Exploration Company, 4 Waterway Square Place, Suite 100, The Woodlands, Texas 77380, Attention: Stockholder Relations, Telephone (281) 210-5100.

LEGAL MATTERS

Vinson & Elkins, L.L.P., Houston, Texas, will pass upon the validity of the common stock for us. Baker Botts L.L.P., Houston, Texas, will pass upon certain legal matters for the underwriters. Baker Botts L.L.P. has in the past represented us in matters unrelated to this offering.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

GLOSSARY OF OIL AND GAS TERMS

The following is a description of the meanings of some terms generally used in the oil and gas industry.

when describing natural gas:	Mcf = thousand cubic feet
MMcf = million cubic feet
Bcf = billion cubic feet
Tcf = trillion cubic feet
when describing oil:	Bbl = barrel
MBbls = thousand barrels
MMBbls = million barrels
BOPD = barrels per day
when describing natural gas and oil together:	one barrel of oil = 6 Mcf of gas equivalent
BOE = barrel of oil equivalent
BOEPD = barrel of oil equivalent per day
Mcfe = thousand cubic feet equivalent
MMcfe = million cubic feet equivalent
MMcfe/d = million cubic feet equivalent per day
Bcfe = billion cubic feet equivalent
Tcfe = trillion cubic feet equivalent

Condensate. Hydrocarbons which are in a gaseous state under reservoir conditions but which become liquid at the surface and may be recovered by conventional separators.

Liquids. Crude oil and NGLs.

Liquids-rich. Formations that contain crude oil or NGLs instead of, or as well as, natural gas.

Natural gas liquids. Hydrocarbons found in natural gas which may be extracted as liquefied petroleum gas and natural gasoline.

Oil. Crude oil, condensate and natural gas liquids.

Proved developed reserves. In general, proved reserves that can be expected to be recovered from existing wells with existing equipment and operating methods. The SEC provides a complete definition of developed oil and gas reserves in Rule 4-10(a)(6) of Regulation S-X.

Proved reserves. Proved reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible — from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations — prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

Proved undeveloped reserves. In general, proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion. The SEC provides a complete definition of undeveloped oil and gas reserves in Rule 4-10(a)(31) of Regulation S-X.

Working interest. The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and a share of production and requires the owner to pay a share of the costs of drilling and production operations.

Reserve and related information is presented consistent with the requirements of the Modernization of Oil and Gas Reporting rules released by the SEC on December 31, 2008. These revised rules require disclosing oil and gas proved reserves by significant geographic area when such reserves represent more than 15% of total proved reserves, using the 12-month average beginning-of-month commodity prices for the year unless contractual arrangements designate commodity prices, and expand the use of reliable technologies to establish reasonable certainty of the producibility of oil and gas reserves.

PROSPECTUS

Newfield Exploration Company 4 Waterway Square Place, Suite 100 The Woodlands, Texas 77380

Debt Securities, Common Stock and Preferred Stock

We offer and sell from time to time:

•	our debt securities;

•	shares of our common stock;

•	shares of our preferred stock; or

•	any combination of the foregoing.

This prospectus provides you with a general description of the securities that may be offered. Each time securities are sold, we will provide one or more supplements to this prospectus that contain more specific information about the offering and the terms of the securities. A supplement may also add to, update, supplement or clarify information contained in this prospectus. Securities may be sold for U.S. dollars, foreign currency or currency units.

Our common stock is listed on the New York Stock Exchange under the symbol “NFX.”

Investing in our securities involves certain risks. See “Risk Factors” on page 3 of this prospectus before making an investment in our securities.

We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to investors, on a continuous or delayed basis.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 13, 2014.

Page

ABOUT THIS PROSPECTUS	1

WHERE YOU CAN FIND MORE INFORMATION	1

SAFE HARBOR AND CAUTIONARY STATEMENTS	2

NEWFIELD EXPLORATION COMPANY	3

RISK FACTORS	3

USE OF PROCEEDS	3

RATIOS OF EARNINGS TO FIXED CHARGES	4

DESCRIPTION OF DEBT SECURITIES	5

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK	11

PLAN OF DISTRIBUTION	14

LEGAL OPINIONS	16

EXPERTS	16

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus and, if applicable, a pricing supplement that will contain specific information about the terms of that offering. The prospectus supplement and any pricing supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the prospectus supplement and any pricing supplement together with the additional information described under the heading “Where You Can Find More Information” below.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

As noted above, we have filed with the SEC a registration statement on Form S-3 to register the securities. This prospectus is part of that registration statement and, as permitted by the SEC’s rules, does not contain all the information set forth in the registration statement. For further information you may refer to the registration statement and to the exhibits filed as part of the registration statement. You can review and copy the registration statement and its exhibits at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits, is also available on the SEC’s website.

Our common stock is listed on the New York Stock Exchange under the symbol “NFX.” Our reports, proxy statements and other information may be read and copied at the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to certain of those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file with the SEC after the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (other than information furnished to, and not filed with, the SEC under applicable SEC rules) until we sell all of the securities or until we terminate this offering:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014;

•	Current Reports on Form 8-K filed on February 10, 2014, February 11, 2014, February 14, 2014 (excluding Item 7.01), February 19, 2014 and May 13, 2014; and

•	the description of our common stock filed as Exhibit 99.1 to our Form S-3 registration statement filed on August 10, 2011.

You may request a copy of these filings, except exhibits to such documents unless those exhibits are specifically incorporated by reference into this prospectus, at no cost, by writing or telephoning us at:

Newfield Exploration Company

Attention: Stockholder Relations

4 Waterway Square Place, Suite 100

The Woodlands, Texas 77380

(281) 210-5100

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement or any pricing supplement. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus or any prospectus supplement or any pricing supplement is accurate as of any date other than the date on the front of those documents.

SAFE HARBOR AND CAUTIONARY STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents we incorporate by reference may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act. Examples include discussions as to our expectations, beliefs, plans, goals, objectives and future financial or other performance. These statements, by their nature, involve estimates, projections, forecasts and uncertainties that could cause actual results or outcomes to differ substantially from those expressed in the forward-looking statements. Factors that could cause actual results to differ from those in the forward-looking statements may accompany the statements themselves; generally applicable factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements will be discussed in our reports on Forms 10-K, 10-Q and 8-K incorporated by reference herein and in any prospectus supplements.

By making forward-looking statements, we are not intending to become obligated to publicly update or revise any forward-looking statements whether as a result of new information, future events or other changes. Readers are cautioned not to place undue reliance on any forward-looking statement, which speaks only as of the date on which such statement was made.

NEWFIELD EXPLORATION COMPANY

We are an independent energy company engaged in the exploration, development and production of crude oil, natural gas and natural gas liquids. We are focused on North American resource plays and our principal areas of operation include the Mid-Continent, the Rocky Mountains and the onshore Gulf Coast.

Our executive offices are located at 4 Waterway Square Place, Suite 100, The Woodlands, Texas 77380, and our telephone number is (281) 210-5100. We maintain a website on the Internet at http://www.newfield.com. However, the information on our website is not part of this prospectus.

RISK FACTORS

Investing in our securities involves certain risks. You are urged to read and consider risk factors relating to our business and an investment in our securities as described from time to time in our Annual Reports on Form 10-K, as may be updated from time to time in our Quarterly Reports on Form 10-Q and other filings with the SEC, each as incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks, as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks not currently known to us or that we currently deem immaterial may also have a material adverse effect on us. The prospectus supplement applicable to each type or series of securities we offer will contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under that prospectus supplement.

USE OF PROCEEDS

Except as may otherwise be described in an accompanying prospectus supplement, the net proceeds from the sale of the securities offered pursuant to this prospectus and any accompanying prospectus supplement will be used for general corporate purposes. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of the offering and will be described in an accompanying prospectus supplement. Pending the application of the proceeds, we expect to invest the net proceeds in U.S. treasury notes, Eurodollar time deposits and money-market funds.

RATIOS OF EARNINGS TO FIXED CHARGES

For purposes of computing the ratio of earnings to fixed charges, earnings (loss) consist of income (loss) from continuing operations before income taxes plus fixed charges (excluding capitalized interest), and fixed charges consist of interest (both expensed and capitalized) and the estimated interest component of rent expense.

The ratio of earnings to fixed charges presented below shall also serve to represent the ratio of preference dividends to earnings.

The ratio of earnings to fixed charges for each of the periods indicated is as follows:

For the Six Months Ended June 30, 2014	For the Year Ended December 31,
	2013	2012		2011	2010	2009
0.9x	1.6x	—	(1)	4.0x	4.7x	—	(1)

(1)	Earnings for 2009 and 2012 were insufficient to cover fixed charges by $1.1 billion and $1.5 billion, respectively, due to non-cash charges of $1.3 billion and $1.5 billion, respectively, associated with ceiling test writedowns.

DESCRIPTION OF DEBT SECURITIES

Any debt securities issued using this prospectus will be our direct unsecured general obligations. The debt securities may be issued from time to time in one or more series. The particular terms of each series that is offered will be described in one or more prospectus supplements accompanying this prospectus. The debt securities will be either senior debt securities or subordinated debt securities. Any senior debt securities will be issued under the senior indenture dated as of February 28, 2001 between us and U.S. Bank National Association (as successor to Wachovia Bank, National Association (formerly First Union National Bank)), as trustee. Subordinated debt securities will be issued under the subordinated indenture dated as of December 10, 2001 between us and U.S. Bank National Association (as successor to Wachovia Bank, National Association (formerly First Union National Bank)), as trustee. We have filed the senior indenture and the subordinated indenture as exhibits to the registration statement. We have summarized selected provisions of these indentures below. The summary is not complete. You should read the indentures for provisions that may be important to you.

General

The indentures provide that debt securities in separate series may be issued from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for any series of debt securities. We will determine the terms and conditions of any series of debt securities, including the maturity, principal and interest, but those terms must be consistent with the applicable indenture. The terms and conditions of a particular series of debt securities will be set forth in a supplemental indenture or in a resolution of our board of directors.

Senior debt securities will rank equally with all of our other senior unsecured and unsubordinated debt. Subordinated debt securities will be subordinated in right of payment to the prior payment in full of all or some of our senior debt as described under “— Subordinated Debt Securities.”

A prospectus supplement relating to any series of debt securities being offered will include specific terms related to that offering, including the price or prices at which the debt securities will be issued. These terms will also include some or all of the following, among other things:

•	the title of the debt securities;

•	with respect to subordinated debt securities, any addition to or change in the subordination provisions set forth in the subordinated indenture;

•	the total principal amount of the debt securities;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate and interest payment dates for the debt securities;

•	if such debt securities will be guaranteed by our subsidiary guarantors, any additional terms relating to such guarantees;

•	any change in (including the elimination of the applicability of) the provisions set forth in the applicable indenture that provide the terms upon which the debt securities may be redeemed at our option;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	any change in (including the elimination of the applicability of) the defeasance provisions set forth in the applicable indenture;

•	any addition to or change in the events of default set forth in the applicable indenture;

•	if convertible into our common stock or any of our other securities, the terms upon which such debt securities are convertible;

•	an addition to or change in the covenants set forth in the applicable indenture; and

•	any other terms of the debt securities.

A prospectus supplement may also add to, change or eliminate any of the provisions of the applicable indenture with respect to one or more series of debt securities so long as such additions, changes or eliminations are not applicable to, and do not modify the rights relating to the provision of holders of, any debt securities of a series created before the supplemental indenture was executed that was entitled to the benefit of such provision.

If so provided in an applicable prospectus supplement, we may issue debt securities at a discount below their principal amount and may pay less than the entire principal amount of debt securities upon declaration of acceleration of their maturity. An applicable prospectus supplement will describe all material U.S. federal income tax, accounting and other considerations applicable to debt securities issued with original issue discount.

Senior Debt Securities

Senior debt securities will be our unsecured and unsubordinated obligations and will rank equally with all of our existing and future unsecured and unsubordinated debt. Senior debt securities will, however, be subordinated in right of payment to all our secured indebtedness to the extent of the value of the assets securing such indebtedness. Unless otherwise specified in an applicable prospectus supplement, there will be no limit on:

•	the amount of additional indebtedness that may rank equally with the senior debt securities; or

•	the amount of indebtedness, secured or otherwise, that may be incurred, or preferred stock that may be issued, by any of our subsidiaries.

Subordinated Debt Securities

Under the subordinated indenture, payment of the principal of and interest and any premium on subordinated debt securities will generally be subordinated in right of payment to the prior payment in full of all of our senior debt, including any senior debt securities. A prospectus supplement relating to a particular series of subordinated debt securities will summarize the subordination provisions applicable to that series, including:

•	the applicability and effect of such provisions to and on any payment or distribution of our assets to creditors upon any liquidation, bankruptcy, insolvency or similar proceedings;

•	the applicability and effect of such provisions upon specified defaults with respect to senior debt, including the circumstances under which and the periods in which we will be prohibited from making payments on subordinated debt securities; and

•	the definition of “senior debt” applicable to the subordinated debt securities of that series.

The failure to make any payment on any of the subordinated debt securities because of the subordination provisions of the subordinated indenture will not prevent the occurrence of an event of default under the subordinated debt securities.

Redemption

A series of debt securities will be redeemable, at our option, at any time in whole, or from time to time in part, as specified in a prospectus supplement applicable to a series of debt securities.

Debt securities called for redemption become due on the date fixed for redemption. Notices of redemption will be mailed at least 30, but not more than 60, days before the redemption date to each holder of record of the debt securities to be redeemed at its registered address. The notice of redemption for the debt securities will state, among other things, the amount of debt securities to be redeemed (if less than all of the outstanding debt securities of the series is being redeemed), the redemption date, the redemption price and the place(s) that payment will be made upon presentation and surrender of debt securities to be redeemed. Unless we default in payment of the redemption price and accrued interest, interest will cease to accrue on any debt securities that have been called for redemption at the redemption date. If less than all the debt securities of a series are redeemed at any time, the trustee will select the debt securities to be redeemed by the method the trustee deems fair and appropriate.

Satisfaction and Discharge

The applicable indenture will be satisfied and discharged (other than certain provisions relating to the trustee) if all debt securities issued under such indenture have either been delivered to the trustee for cancellation, or have become or will become within one year, due and payable or called for redemption, and we have delivered to the trustee sufficient funds to pay and discharge the principal, interest and any premium on such debt securities.

Defeasance and Covenant Defeasance

The indentures provide that we may elect either to be discharged from our obligations on the debt securities of any series at any time (except for, among other things, obligations to register the transfer or exchange of the debt securities, to replace lost, stolen or mutilated debt securities, to maintain an office or agency with respect to the debt securities and to hold moneys for payment in trust), or to be released from our obligations under certain covenants and certain other obligations described in the applicable indenture or a supplemental indenture without any liability, if we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due on the stated maturity date of the debt securities of that series. The indentures require as a condition to defeasance that we deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and defeasance.

Covenants

Under the indentures, we will be required to, among other things:

•	pay the principal, interest and any premium on the debt securities when due;

•	maintain a place of payment;

•	deliver an officer’s certificate to the applicable trustee within 120 days after the end of each fiscal year confirming our compliance with our obligations under the applicable indenture; and

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

Any additional covenants will be described in an accompanying prospectus supplement.

Events of Default

Unless otherwise specified in an accompanying prospectus supplement, each of the following will constitute an event of default under the indentures with respect to a series of debt securities:

•	default by us for 30 days in payment when due of any interest on any debt securities of such series;

•	default by us in any payment at maturity of principal of or any premium on any debt securities of such series;

•	default by us in the deposit of any sinking fund payment, when and as due by the terms of any debt securities of such series;

•	default by us in performance or breach of any other covenant or warranty applicable to such series of debt securities that has not been remedied within 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of the series of debt securities then outstanding; or

•	certain events involving bankruptcy, insolvency or reorganization of us or any restricted subsidiary.

If an event of default (other than as a result of bankruptcy, insolvency or reorganization) for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of the debt securities of that series (or such portion of the principal amount of such debt securities as may be specified in an accompanying prospectus supplement) to be due and payable immediately. If an event of default results from bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of a series (or such portion of the principal amount of such debt securities as may be specified in an accompanying prospectus supplement) will automatically become immediately due and payable. If an acceleration occurs, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can rescind the acceleration.

The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest or sinking fund payments) if it determines the withholding of notice to be in the best interests of the holders. Other than its duties in the case of an event of default, a trustee is not obligated to exercise any of its rights or powers under the applicable indenture at the request of any of the holders, unless the holders offer the trustee reasonable indemnity and certain other conditions are satisfied. Subject to indemnification of the trustee and the satisfaction of certain other conditions, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

The holders of debt securities of any series will not have any right to institute any proceeding with respect to the applicable indenture, unless:

•	the holder has given written notice to the trustee of an event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holder or holders have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

•	the trustee fails to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer of indemnity.

These limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of payment of the principal of and interest or premium on such debt security on or after the applicable due date specified in such debt security.

Under each indenture, we are or will be required to furnish to the trustee annually within 120 days of the end of each fiscal year a statement by certain of our officers as to whether or not we are in default in the performance of any of the terms of the applicable indenture.

Conversion Rights

Unless otherwise specified in an accompanying prospectus supplement, debt securities will not be convertible into other securities. If a particular series of debt securities may be converted into other securities, that conversion will be according to the terms and conditions contained in an accompanying prospectus supplement. These terms will include the conversion price, the conversion period, provisions as to whether conversion will be mandatory, at the option of the holders of such series of debt securities or at our option, the events requiring an adjustment of the conversion price and provisions affecting conversion if such series of debt securities is called for redemption.

Payment and Transfer

Unless otherwise indicated in an accompanying prospectus supplement, the debt securities of a series may be initially issued only in book-entry form represented by one or more global notes initially registered in the name of Cede & Co., as nominee of The Depository Trust Company (often referred to as DTC), or such other name as may be requested by an authorized representative of DTC, and deposited with DTC. Unless otherwise indicated in an accompanying prospectus supplement, debt securities will be issued in denominations of $1,000 each or multiples thereof.

Unless otherwise indicated in an accompanying prospectus supplement, beneficial interests in debt securities in global form will be shown on, and transfers of interests in debt securities in global form will be made only through, records maintained by DTC and its participants. Debt securities in definitive form, if any, may be registered, exchanged or transferred at the office or agency maintained by us for such purpose (which initially will be the corporate trust office of the trustee located at 5555 San Felipe, Suite 1150, Houston, Texas 77056).

Unless otherwise indicated in an accompanying prospectus supplement, no global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary for such global security or any nominee of such depositary unless:

•	the depositary is unwilling or unable to continue as depositary or has ceased to be a clearing agency registered under the Exchange Act;

•	an event of default has occurred and is continuing; or

•	as otherwise provided in an accompanying prospectus supplement.

Unless otherwise indicated in an accompanying prospectus supplement, payment of principal of and premium, if any, and interest on debt securities in global form registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global debt security. However, if any of the debt securities of such series are no longer represented by global debt securities, payment of interest on such debt securities in definitive form may, at our option, be made at the corporate trust office of the trustee or by check mailed directly to registered holders at their registered addresses or by wire transfer to an account designated by a registered holder.

No service charge will apply to any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any applicable transfer tax or other similar governmental charge.

If debt securities of any series are to be redeemed in part, we are not required to transfer or exchange any debt securities of such series selected for redemption for a period of 15 days before the mailing of the notice of redemption. In addition, we are not required to transfer or exchange any debt security selected for redemption.

Consolidation, Merger and Sale of Assets

We may consolidate with or merge into, or sell or lease substantially all of our properties to any person if, among other things:

•	the successor person (if any) is a corporation, partnership, limited liability company, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and expressly assumes by supplemental indenture all of our obligations on the debt securities and under the applicable indenture;

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing; and

•	any other conditions (if any) specified in an accompanying prospectus supplement are met.

When the conditions are satisfied, the successor will succeed to and be substituted for us under the applicable indenture, and, except in the case of a lease, we will be relieved of our obligations under the applicable indenture and the debt securities issued under it.

Modification and Waiver

Under each indenture, subject to certain exceptions, our rights and obligations and the rights of holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent.

The holders of a majority of the outstanding debt securities of a series under the applicable indenture with respect to which a default has occurred and is continuing may waive a default for such series, except a default in the payment of principal or interest, or any premium, on any debt securities or a default with respect to a covenant or provision which cannot be amended or modified without the consent of the holder of each outstanding debt security of the series affected.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Trustee

U.S. Bank National Association (as successor to Wachovia Bank, National Association) is the trustee under our senior indenture and our subordinated indenture. U.S. Bank is also a lender under our credit arrangements and U.S. Bancorp Equipment Finance, Inc., a subsidiary of U.S. Bank, is the lessor under our master equipment finance lease agreement.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

Pursuant to our certificate of incorporation, our authorized capital stock consists of 200,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of July 28, 2014, we had 136,653,324 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Our common stock is listed on the New York Stock Exchange under the symbol “NFX.” Our common stockholders are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of our common stockholders. Our common stockholders do not have cumulative voting rights.

Our common stockholders are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for the payment of dividends. Dividends on our common stock are, however, subject to any preferential dividend rights of outstanding preferred stock. We do not intend to pay cash dividends on our common stock in the foreseeable future. Upon our liquidation, dissolution or winding up, our common stockholders are entitled to receive ratably our net assets available after payment of all of our debts and other liabilities. Any payment is, however, subject to the prior rights of any outstanding preferred stock. Our common stockholders do not have any preemptive, subscription, redemption or conversion rights.

All outstanding shares of our common stock are fully paid and non-assessable, and any additional common stock we may issue will, when issued, be fully paid and non-assessable. Our transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.

Preferred Stock

The following summary describes certain general terms of our authorized preferred stock. If we offer preferred stock, a description will be filed with the SEC and the specific terms of the preferred stock will be described in an accompanying prospectus supplement, including the following terms:

•	the series, the number of shares offered and the liquidation value of the preferred stock;

•	the price at which the preferred stock will be issued;

•	the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

•	the liquidation preference of the preferred stock;

•	the voting rights of the preferred stock;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

•	whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

Our certificate of incorporation allows our board of directors to issue preferred stock from time to time in one or more series, without any action being taken by our stockholders. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board of directors may adopt resolutions to issue shares of a series of our preferred stock, and establish their terms. These terms may include:

•	voting powers;

•	designations;

•	preferences;

•	dividend rights;

•	dividend rates;

•	terms of redemption;

•	redemption process;

•	conversion rights; and

•	any other terms permitted to be established by our certificate of incorporation and by applicable law.

The preferred stock will, when issued, be fully paid and non-assessable.

Anti-Takeover Provisions

Certain provisions in our certificate of incorporation and bylaws may encourage persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts.

Stockholder Action by Written Consent. Under the Delaware General Corporation Law, unless the certificate of incorporation of a corporation specifies otherwise, any action that could be taken by stockholders at an annual or special meeting may be taken without a meeting and without prior notice to or a vote of other stockholders if a consent in writing is signed by the holders of outstanding stock having voting power that would be sufficient to take such action at a meeting at which all outstanding shares were present and voted. Our certificate of incorporation and bylaws provide that stockholder action may be taken in writing by the consent of holders of not less than 66  2⁄3% of the outstanding shares entitled to vote at a meeting of stockholders. As a result, stockholders may not act upon any matter except at a duly called meeting or by the written consent of holders of 66  2⁄3% or more of the outstanding shares entitled to vote.

Supermajority Vote Required for Certain Transactions. The affirmative vote of the holders of at least 66  2⁄3% of the outstanding shares of common stock is required to approve any merger or consolidation of our company or any sale or transfer of all or substantially all of our assets.

Blank Check Preferred Stock. Our certificate of incorporation authorizes blank check preferred stock. Our board of directors can set the voting, redemption, conversion and other rights relating to such preferred stock and can issue such stock in either a private or public transaction. The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of common stock and the likelihood that holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of our company.

Business Combinations under Delaware Law. We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law. Section 203 prevents an interested stockholder (i.e., a person who owns 15% or more of our outstanding voting stock) from engaging in certain business combinations with our company for three years following the date that the person became an interested stockholder. These restrictions do not apply if:

•	before the person became an interested stockholder, our board of directors approved either the business combination or the transaction that resulted in the interested stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our outstanding voting stock at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder), shares owned by directors who are also officers and shares owned by certain employee stock plans; or

•	following the transaction in which the person became an interested stockholder, the business combination is approved by both our board of directors and the holders of at least 66 2⁄3% of our outstanding voting stock not owned by the interested stockholder.

Limitation of Liability of Directors

Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors’ fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission.

Our certificate of incorporation limits the liability of our directors to our company and our stockholders for breach of fiduciary duty to the fullest extent permitted by Delaware law. Specifically, our directors will not be personally liable for monetary damages for breach of a director’s fiduciary duty in such capacity, except for liability:

•	for any breach of the director’s duty of loyalty to our company or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

The inclusion of this provision in our certificate of incorporation may reduce the likelihood of derivative litigation against our directors, and may discourage or deter stockholders or management from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might have otherwise benefited our company and our stockholders. In addition, both our certificate of incorporation and bylaws provide indemnification to our officers and directors and certain other persons with respect to certain matters to the maximum extent allowed by Delaware law as it exists now or may hereafter be amended. These provisions do not alter the liability of officers and directors under federal securities laws and do not affect the right to sue, nor to recover monetary damages, under federal securities laws for violations thereof.

PLAN OF DISTRIBUTION

We may sell the offered securities:

•	to or through underwriters;

•	through dealers;

•	through agents; or

•	directly to one or more purchasers, including existing stockholders in a rights offering.

We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to prevailing market prices; or

•	negotiated prices.

By Underwriters

If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Unless indicated in an accompanying prospectus supplement, the underwriters must purchase all the securities offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

In order to facilitate the offering of the offered securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of these securities or any other securities the prices of which may be used to determine payments on these securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the securities for their own accounts. In addition, to cover over-allotments or to stabilize the price of the securities or of any other securities, the underwriters may bid for, and purchase, the securities or any other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

By Dealers

If a dealer is used in the sale, we will sell such offered securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

By Agents

Offered securities may also be sold through agents designated by us. Unless indicated in an accompanying prospectus supplement, any such agent is acting on a best efforts basis for the period of its appointment.

Direct Sales; Rights Offerings

Offered securities may also be sold directly by us. In this case, no underwriters or agents would be involved. We may sell offered securities upon the exercise of rights that may be issued to our securityholders.

At-the-Market Offerings

We may engage in at-the-market offerings to or through a market maker or into an existing trading market, on an exchange or otherwise, in accordance with Rule 415(a)(4) of the Securities Act. An at-the-market offering may be through an underwriter or underwriters acting as principal or agent for us.

Remarketing

We may offer and sell securities, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms referred to as remarketing firms, acting as principals for their own accounts or as our agents. Any remarketing firm will be identified and the terms of its agreement, if any, with us, and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters under the Securities Act in connection with the securities they remarket.

Derivative Transactions

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement.

Delayed Delivery Arrangements

We may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase offered securities providing for payment and delivery on a future date specified in an accompanying prospectus supplement. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, education and charitable institutions and such other institutions as may be approved by us. The obligations of any such purchasers under such delayed delivery and payment arrangements will be subject to the condition that the purchase of the offered securities will not at the time of delivery be prohibited under applicable law. The underwriters and such agents will not have any responsibility with respect to the validity or performance of such contracts.

General Information

Underwriters, dealers and agents that participate in the distribution of offered securities may be underwriters as defined in the Securities Act and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation will be described in an accompanying prospectus supplement.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

LEGAL OPINIONS

The validity of the securities offered by this prospectus will be passed upon by McGuireWoods LLP. Legal counsel to any underwriters may pass upon legal matters for such underwriters.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.